                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number:  0-11348
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                           Silicon Valley Group, Inc.
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             (Exact name of registrant as specified in its charter)


              101 Metro Drive, Suite 400, San Jose, California 95110
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $.01 par value
                     Preferred Stock, $.01 par value
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            (Title of each class of securities covered by this Form)


                                    N/A
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(i)   [X]
      Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]             Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

          Approximate number of holders of record as of the certification or
notice date:   702
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          Pursuant to the requirements of the Securities Exchange Act of 1934, CU Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 21, 2001              By: /s/ Papken S. Der Torossian
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                                     Papken S. Der Torossian
                                     Chairman of the Board and
                                     Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.